UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

Form 8-K
Current Report

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (date of earliest event reported): March 29, 2012

Jacobs Engineering Group Inc.
(Exact name of Registrant as specified in its charter)

Delaware	1-7463	95-4081636
(State of incorporation)	(SEC File No.)	(IRS Employer identification number)

1111 S. Arroyo Parkway, Pasadena, California	91105
(Address of principal executive offices)	(Zip code)

Registrant's telephone number (including area code): (626) 578-3500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.
On March 29, 2012 (the “Closing Date”), Jacobs Engineering Group Inc. (the “Company”), and certain of its direct and indirect foreign subsidiaries (collectively the “Foreign Borrowers”), entered into a $1,060,000,000 unsecured revolving credit facility (the “New Credit Facility”) with a syndicate of financial institutions as lenders and letter of credit issuers and Bank of America, N.A. (“BofA”) as administrative agent, BofA, BNP Paribas and Wells Fargo Bank, N.A. as co-syndication agents, Union Bank, N.A. as documentation agent, Merrill Lynch, Pierce, Fenner & Smith Incorporated (“Merrill”) as sole book manager, and Merrill, BNP Paribas Securities Corp and Wells Fargo Securities, LLC as joint lead arrangers. The New Credit Facility replaces and refinances the Company's previous revolving credit facility (as amended, the “Prior Credit Facility”), originally entered into by the Company on December 15, 2005, with a syndicate of financial institutions as lenders, the Bank of Nova Scotia, as Canadian facility agent and Bank of America, N.A. as administrative agent. All commitments under the Prior Credit Facility were terminated effective the Closing Date and all amounts due thereunder were refinanced under the New Credit Facility. All obligations of the Company and the Foreign Borrowers under the New Credit Facility are unconditionally guaranteed solely by the Company.
The New Credit Facility has a five year maturity and permits the Company and the Foreign Borrowers to borrow under three separate tranches in U.S. dollars, certain specified foreign currencies, and each other currency that may be approved in accordance with the New Credit Facility. Depending on the Company's consolidated leverage ratio, borrowings under the New Credit Facility will bear interest at either a eurocurrency rate plus a margin of between 0.875% and 1.225% or a base rate plus a margin of between 0% and 0.225%, and will initially bear interest at the low end of this range. The New Credit Facility also provides for a financial letter of credit subfacility of $300,000,000, permits performance letters of credit, and provides for a $50,000,000 subfacility for swingline loans. Letters of credit shall be subject to fees based on the Company's leverage ratio at the time any such letter of credit is issued. The Company will pay a facility fee of between 0.125% and 0.275% per annum depending on the Company's consolidated leverage ratio. Amounts outstanding under the New Credit Facility may be prepaid at the option of the Company without premium or penalty, subject to customary breakage fees in connection with the prepayment of eurocurrency loans. On the Closing Date the Company used approximately $284.8 million in borrowings under the New Credit Facility to repay all amounts outstanding under the Prior Credit Facility and certain, other bilateral credit facilities.
The New Credit Facility contains affirmative, negative and financial covenants customary for financings of this type, including, among other things, limitations on certain other indebtedness, loans and investments, liens, mergers, asset sales and transactions with affiliates. In addition, the New Credit Facility contains customary events of default.
Item 1.02    Termination of a Material Definitive Agreement.
The disclosure required by this item regarding the termination of the Prior Credit Facility is included in Item 1.01 and is incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
The disclosure required by this item is included in Item 1.01 and is incorporated herein by reference.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

JACOBS ENGINEERING GROUP INC.

By:    /s/ Nazim G. Thawerbhoy
Name:    Nazim G. Thawerbhoy
Title:    Senior Vice President
Controller

Date:    March 30, 2012

4